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                                                                    EXHIBIT 99.1

(MERIDIAN RESOURCE CORPORATION LOGO)                                        NEWS


                   THE MERIDIAN RESOURCE CORPORATION ANNOUNCES
                CONVERSION OF ALL ITS SERIES "C" PREFERRED STOCK

Houston, Texas - April 21, 2005 - The Meridian Resource Corporation (NYSE: TMR) today announced that it expects to complete the conversion of all of the issued and outstanding Series "C" Redeemable Convertible Preferred Stock (the "Series "C" Preferred Stock"). Pursuant to the Amended and Restated Certificate of Designation for the Series "C" Preferred Stock, the Company, at its option at any time following the third anniversary of the date of initial issuance, or March 28, 2005, could redeem all shares of the Series C Preferred Stock, in whole or in part, from time to time at the redemption price of $100 per share, plus an amount in cash equal to any and all accumulated dividends that are accrued and unpaid thereon to and including the date fixed for redemption. In lieu of having their shares of Series "C" Preferred Stock redeemed by the Company, the holders of the Series "C" Preferred Stock called for redemption could elect to convert the Series "C" Preferred Stock into shares of the Company's Common Stock at the contractual conversion price of $4.45 per share.

As of December 31, 2004, there were 315,890 shares of Series "C" Preferred Stock issued and outstanding representing approximately $31.6 million of stated value. In a series of stages beginning March 30, 2005, the Company called all of such shares for redemption. As of April 20, 2005, the Company had received notification from holders of all of such shares of their election to convert their holdings into shares of the Company's Common Stock. Accordingly, the Company will issue approximately 7.1 million shares of its Common Stock for the shares of Series "C" Preferred Stock converted during 2005. In addition, a subsequent cash payment representing accrued and unpaid dividends on the converted Series "C" Preferred Stock will be remitted by the Company following surrender of the shares.

As a result of the conversions, the Company's capital structure has been further simplified and the Company will realize an annual cash savings of approximately $2.6 million on the Series "C" Preferred Stock dividends, based on the number of such shares outstanding at December 31, 2004.


SAFE HARBOR STATEMENT AND DISCLAIMER

Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices.

These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2004.

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The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas in Louisiana, Texas, and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic technology to analyze prospects, define risk, and target high-potential wells for exploration and development. Meridian is

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headquartered in Houston, Texas, and has a field office in Weeks Island,
Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR."
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                                                   FOR MORE INFORMATION CONTACT:
                                                     John Collins or Steven Ives
                                                               at (281)-597-7000
                             Meridian Resource Corporation Website: www.tmrc.com